Exhibit 99.1

REDPOINT BIO REPORTS FOURTH QUARTER AND YEAR-END 2008 RESULTS

Ewing, New Jersey, March 26, 2009 – Redpoint Bio Corporation (OTCBB: RPBC), a company leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries, today announced financial and operational results for the fourth quarter and year ended December 31, 2008.  The Company held cash, cash equivalents and marketable securities of $14.4 million at December 31, 2008.

For the quarter and year ended December 31, 2008, Redpoint recorded revenue of $1.0 million, and $4.0 million, respectively, which includes revenue generated from the Company’s research and development collaboration with Givaudan, signed in March 2007, and services performed under Redpoint’s one-year research and technology development agreement with The Coca-Cola Company, signed in December 2007.  Redpoint’s research agreement with the Coca-Cola Company has expired in accordance with its terms.  For the quarter and year ended December 31, 2007, Redpoint recorded revenue of $0.8 million and $2.2 million, respectively, primarily from the commencement of the Company’s research and development collaboration with Givaudan.

Research and development expenses for the fourth quarter of 2008 were $2.1 million, compared to $1.7 million for the fourth quarter of 2007.  Research and development expenses for the year ended December 31, 2008 were $8.6 million, compared to $7.3 million for the year ended December 31, 2007.  The increases were primarily attributable to higher costs associated with the Company’s increased effort in its bitter blocker and taste enhancer research programs and the initiation of its diabetes research program.

Redpoint reported a net loss attributable to common stockholders for the fourth quarter of 2008 of $1.8 million, or $0.02 per share, compared to $1.9 million, or $0.02 per share, for the fourth quarter of 2007.

The net loss attributable to common stockholders for the year ended December 31, 2008 was $9.5 million, or $0.12 per share, compared to $10.7 million, or $0.17 per share, for the year ended December 31, 2007.

2008 Highlights and Recent Corporate Developments

• Continued development of taste technology with particular advances in measuring, classifying, and identifying the origins of bitterness, further enhancing Redpoint’s bitter-blocking expertise;

• Expanded feasibility agreement with Schering Corporation in November 2008 for taste science research for pharmaceutical applications of certain components of the Redpoint technology;

• Initiated a discovery program designed to leverage the Company’s research on taste modulators to investigate new approaches to the treatment of diabetes and obesity;

• Issuance of four U.S. patents covering taste modification, further strengthening Redpoint’s intellectual property portfolio.  Redpoint currently owns or has exclusive rights to a total of 11 issued U.S. patents and 15 issued foreign patents;

• Retained Burrill & Company to advise Redpoint on strategic options ranging from acquiring synergistic assets to monetizing existing assets; and

• Corporate restructuring and reduction in workforce completed in February 2009.

“Throughout 2008, we laid important groundwork which will assist us in evolving the Company and advancing our expertise in the field of taste modulation, stated Ray Salemme, Ph.D., Chief Executive Officer of Redpoint Bio. “Our continued R&D efforts have not only led us to advances within our taste technology platform, but we are also beginning to further understand how our technology platform may play a role in treating metabolic disorders such as diabetes and obesity.”

“Furthermore, we continue to work with Givaudan, the world’s leading company in the flavors and fragrances industry, and we also expanded our relationship with the Schering Corporation in the area of taste science research for pharmaceutical applications,” said Dr. Salemme.

Dr. Salemme continued, “We remain dedicated to unlocking unrealized value for Redpoint, which has led us to not only restructure and cut corporate costs, but to also retain Burrill & Company to explore strategic options for the Company.  We believe that with our solid financial position and advancing knowledge base surrounding taste modulation, we are well positioned for the next phase of the Company’s evolution.”

About Redpoint Bio

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries.  The Company’s understanding of the biology of taste and its relationship to metabolic processes, satiety, and diabetes impact both the development of healthier foods and, potentially, new approaches to the treatment of diabetes and obesity.  Redpoint Bio’s food and beverage program is focused on identifying novel flavor modifiers that improve the taste of existing ingredients and enabling the development of better-tasting, less costly, and more healthful foods and beverages.  In addition, Redpoint has a program aimed at suppressing the bitterness of oral medicines, enabling the development of novel formulations with improved acceptance and compliance across a broad range of dosage forms and therapeutic applications.  Redpoint’s work in diabetes and obesity stems from the observation that taste signaling in the gastrointestinal tract is involved in important hormone secretion processes, thus leveraging Redpoint’s work on lingual taste modulation to important therapeutic applications. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Investor Relations Firms:
Redpoint Bio:	The Trout Group
Scott Horvitz	Laura Okpala (617) 583-1306
Chief Financial Officer
(609) 637-9700, ext. 207	Redington Inc.
shorvitz@redpointbio.com	Thomas Redington: (212) 926-1733

(financial tables follow)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008	2007	2008

Research and grant revenue	$802	$1,002	$2,229	$3,999

Operating expenses:
Research and development	1,746	2,123	7,266	8,647
General and administrative	1,284	992	4,511	5,608
Total operating expenses	3,030	3,115	11,777	14,255
Operating loss	(2,228)	(2,113)	(9,548)	(10,256)
Interest income	316	77	768	565
Interest expense	(19)	(57)	(1,696)	(97)
Loss before income taxes	(1,931)	(2,093)	(10,476)	(9,788)

Income tax benefit	—	267	—	267

Net loss	(1,931)	(1,826)	(10,476)	(9,521)

Accretion of redeemable convertible preferred stock	—	—	(225)	—

Net loss applicable to common stockholders	$(1,931)	$(1,826)	$(10,701)	$(9,521)

Basic and diluted net loss per common share	$(0.02)	$(0.02)	$(0.17)	$(0.12)

Weighted average common shares outstanding	79,114	79,496	63,315	79,444

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2007	December 31, 2008

Cash and cash equivalents	$5,790	$3,131
Marketable securities	16,911	11,297
Other current assets	556	453
Property and equipment, net	1,296	1,240
Other assets	270	322
Total assets	$24,823	$16,443

Current liabilities	$2,447	$2,089
Long-term liabilities	188	1,148
Deferred revenue, less current portion	650	279
Stockholders’ equity	21,538	12,927
Total liabilities and stockholders’ equity	$24,823	$16,443